As filed with the Securities and Exchange Commission on August 4, 2005

Registration No. 333-126642

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NALCO HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	2890	16-1701300
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1601 West Diehl Road
Naperville, Illinois 60563
(630) 305-1000

(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Stephen N. Landsman, Esq.
General Counsel
Nalco Holding Company
1601 West Diehl Road
Naperville, Illinois 60563
(630) 305-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Edward P. Tolley III, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2000	John T. Bostelman, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498 (212) 558-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, par value $0.01 per share	28,750,000 shares	$20.44	$587,650,000	$69,166.41

(1)	Includes shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Estimated solely for the purpose of calculating the registration fee paid in connection with Amendment No. 1 to the registration statement.

(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 of Nalco Holding Company is being filed solely for the purpose of filing exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission registration fee and the NASD filing fee.

Securities and Exchange Commission Registration Fee	$69,166
Printing and Engraving Expenses	100,000
Legal Fees	250,000
Accounting Fees	250,000
Registrar and Transfer Agent Fees	5,000
NASD Filing Fee	35,500
Miscellaneous Expenses	40,334
Total	$750,000

Item 14.    Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, or the DGCL, our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director.

Our amended and restated certificate of incorporation and bylaws also provide that:

•	we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

•	we may advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law; and

•	we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our board of directors.

Pursuant to Section 145(a) of the DGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of our company or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), we shall not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under Sections 145(a) and (b) of the DGCL applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The indemnification provisions contained in our amended and restated certificate of incorporation and bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 15.    Recent Sales of Unregistered Securities.

In June 2004 the Registrant was formed and issued 100 shares of its common stock to Nalco LLC, which is its direct parent and, prior to its November 2004 initial public offering, sole stockholder.

The sale of the above securities were exempt from the registration requirements of the Securities Act as transactions by an issuer not involving a public offering or to qualified institutional buyers. There were no underwriters involved in connection with the sale of the above securities.

Item 16.    Exhibits and Financial Statement Schedules.

(a) Exhibits

A list of exhibits filed with this registration statement on Form S-1 is set forth in the Exhibit Index and is incorporated into this Item 16(a) by reference.

(b) Financial Statement Schedules

Report of Independent Registered Public Accounting Firm

The Shareholders
Nalco Holding Company

We have audited the consolidated balance sheets of Nalco Holding Company and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 2004 and the period from November 4, 2003 to December 31, 2003 (Successor) and the combined statements of operations, shareholders' equity, and cash flows of Ondeo Nalco Group for the year ended December 31, 2002 and for the period from January 1, 2003 to November 3, 2003 (Predecessor), and have issued our report thereon dated February 4, 2005 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of Form S-1 of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
Chicago, Illinois
February 4, 2005

Schedule I — Condensed Financial Information

Nalco Holding Company (Parent Company Only)

Condensed Balance Sheet
December 31, 2003 and 2004
(dollars in millions)

	December 31, 2003	December 31, 2004
Cash	$—	$0.1
Investment in subsidiaries	1,069.0	694.3
Deferred tax asset	—	16.7
Total Assets	$1,069.0	$711.1
Notes payable to subsidiaries	$—	$0.7
Total shareholder's equity	1,069.0	710.4
Total Liabilities and Shareholders' Equity	$1,069.0	$711.1

See accompanying note to condensed financial statements.

Schedule I — Condensed Financial Information — Continued

Nalco Holding Company (Parent Company Only)

Condensed Statement of Operations
For the period from November 4, 2003 through December 31, 2003 and the year ended December 31, 2004
(dollars in millions)

	Period From November 4, 2003 through December 31, 2003	Year ended December 31, 2004

Net sales	$—	$—
Operating costs and expenses:
Selling, administrative, and research expenses	—	—
Total operating costs and expenses	—	—
Operating earnings (loss)	—	—

Equity in losses of subsidiaries	(24.0)	(155.9)
Interest income from subsidiaries	—	0.4
Earnings (loss) before income taxes	(24.0)	(155.5)
Income tax provision (benefit)	—	(16.7)

Net loss	$(24.0)	$(138.8)

See accompanying note to condensed financial statements.

Schedule I — Condensed Financial Information — Continued

Nalco Holding Company (Parent Company Only)

Condensed Statement of Cash Flows
For the period from November 4, 2003 through December 31, 2003 and the year ended December 31, 2004
(dollars in millions)

	Period from November 4, 2003 through December 31, 2003	Year ended December 31, 2004
Operating activities
Net loss	$(24.0)	$(138.8)
Non-cash adjustments	23.6	139.2
Net cash provided by (used for) operating activities	(0.4)	0.4

Investing activities
Acquisition of Ondeo Nalco Group	(1,001.5)	—
Investment in subsidiaries	—	(186.2)
Advances from subsidiaries	—	0.7
Net cash used for investing activities	(1,001.5)	(185.5)

Financing activities
Proceeds from offering of common stock, net	—	720.5
Capital contributions (distributions), net	1,001.9	(535.3)
Net cash provided by financing activities	1,001.9	185.2
Increase in cash	—	0.1
Cash at beginning of period	—	—
Cash at end of period	$—	$0.1

See accompanying note to condensed financial statements.

Schedule I — Condensed Financial Information — Continued

Nalco Holding Company (Parent Company Only)

Note to Condensed Financial Statements
December 31, 2004

1.    Basis of Presentation

Under the terms of agreements governing indebtedness of certain subsidiaries of Nalco Holding Company (the "Company"), such subsidiaries are restricted from making dividend payments, loans or advances to the Company. Although the Company was not formed until June 2004, if the Company had been in existence as of December 31, 2003, these restrictions would have resulted in the restricted net assets (as defined in Rule 4-03(e)(3) of Regulation S-X) of the Company's subsidiaries exceeding 25% of the consolidated net assets of the Company and its subsidiaries. Schedule I presents the condensed financial information of the Company as if it had been in existence as of December 31, 2003. Schedule I is derived from the financial statements of Nalco Holdings LLC, which was the previous parent company as of December 31, 2003, which Nalco Finance Holdings LLC owns 100% subsequent to January 14, 2004.

The unaudited financial statements for Nalco Holding Company (Parent Company Only) summarize the results of operations for the year ended December 31, 2004 and the period November 4, 2003 through December 31, 2003 and as of December 31, 2004 and 2003. In these statements, Nalco Holding Company's investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition, November 4, 2003. Nalco Holding Company's share of net earnings of its unconsolidated subsidiaries is included in consolidated operations using the equity method. The Nalco Holding Company statements should be read in conjunction with the Company's financial statements.

Schedule II – Valuation and Qualifying Accounts
Year Ended December 31, 2002 (Predecessor),
Period from January 1, 2003 through November 3, 2003 (Predecessor),
Period from November 4, 2003 through December 31, 2003 (Successor)
and the Year Ended December 31, 2004 (Successor)

		Additions
(dollars in millions)	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions		Balance at End of Period
Year Ended December 31, 2002 (Predecessor):
Allowance for doubtful accounts	$26.2	$10.7	$1.2	(1)	$(13.3	)(2)	$24.8
Deferred tax asset valuation allowance	29.1	1.2	—		—		30.3
Period from January 1, 2003 through November 3, 2003 (Predecessor):
Allowance for doubtful accounts	$24.8	$5.4	$0.9	(1)	$(9.5	)(2)	$21.6
Deferred tax asset valuation allowance	30.3	(2.2)	—		—		28.1
Period from November 4, 2003 through December 31, 2003 (Successor):
Allowance for doubtful accounts	$21.6	$1.5	$0.8	(1)	$(2.9	)(2)	$21.0
Deferred tax asset valuation allowance	28.1	—	7.5	(3)	—		35.6
Year Ended December 31, 2004 (Successor):
Allowance for doubtful accounts	$21.0	$2.9	$0.6	(1)	$(3.4)		$21.1
Deferred tax asset valuation allowance	35.6	0.2	8.3	(4)	—		44.1

(1)	Foreign currency translation adjustments.

(2)	Account write-offs net of recoveries.

(3)	Additional allowance resulting from the Acquisition charged to goodwill.

(4)	Foreign currency translation adjustments of $4.6 million and reclassification of $3.7 million from deferred tax assets.

Item 17.    Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, State of Illinois, on August 4, 2005.

NALCO HOLDING COMPANY
By:	*
Name: William H. Joyce Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 4, 2005.

Signature	Title

*	Chairman and Chief Executive Officer (Principal Executive Officer)

William H. Joyce

*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Bradley J. Bell

*	Controller (Principal Accounting Officer)

Frederic Jung

*	Director

Leon D. Black

*	Director

Chinh E. Chu

*	Director

Richard A. Friedman

*	Director

Joshua J. Harris

*	Director

Sanjeev K. Mehra

*	Director

Paul H. O'Neill

*	Director

Douglas A. Pertz

*	Director

Daniel S. Sanders

*	Director

Richard B. Marchese

*	Director

Rodney F. Chase

*	By: /s/ Stephen N. Landsman

  Stephen N. Landsman,
  as Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement
2.1(1)	Stock Purchase Agreement among Nalco Holdings LLC (formerly known as Blackstone/Neptune Acquisition Company L.L.C.), Leo Holding Company and Nalco International SAS, dated as of August 31, 2003
3.1(5)	Amended and Restated Certificate of Incorporation of Nalco Holding Company
3.2(5)	Amended and Restated Bylaws of Nalco Holding Company
4.1(4)	Form of certificate of Nalco Holding Company common stock
5.1	Opinion of Simpson Thacher & Bartlett LLP
10.1(1)	Credit Agreement, dated as of November 4, 2003, among Nalco Holdings LLC, Nalco Company, as U.S. Borrower, the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders party thereto, Citigroup Global Markets Inc. and Banc of America Securities LLC, as Global Coordinators, Citicorp North America, Inc., as Administrative Agent, Bank of America, N.A., as Documentation Agent, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P. and UBS Securities LLC, as Co-Syndication Agents, Citigroup Global Markets Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P. and UBS Securities LLC, as Joint Lead Arrangers and Joint Book Managers
10.2(1)	U.S. Guarantee and Collateral Agreement, dated as of November 4, 2003, among Nalco Holdings LLC, Nalco Company, each domestics subsidiary of Nalco Holdings LLC named therein and Citicorp North America, Inc., as Collateral Agent
10.3(1)	Guarantee Agreement, dated as of August 31, 2003, between Suez and Blackstone/Neptune Acquisition Company L.L.C.
10.4(1)	Noncompetition Agreement, dated as of November 4, 2003 between Suez and Blackstone/Neptune Acquisition Company L.L.C.
10.5(1)	Reimbursement Agreement, dated as of November 4, 2003 between Suez and Ondeo Nalco Company
10.6(1)	Sublease Agreement, dated as of November 4, 2003 between Leo Holding Company, as sublandlord and Ondeo Nalco Company, as subtenant
10.7(1)	Transaction Fee Agreement, dated as of November 4, 2003, among Nalco Company, Goldman, Sachs & Co., Apollo Management V, L.P., and Blackstone Management Partners IV L.L.C.
10.8(1)	Monitoring Fee Agreement, dated as of November 4, 2003, between Nalco Company, Blackstone Management Partners IV L.L.C., Apollo Management V, L.P. and Goldman, Sachs & Co.
10.9(1)	Amendment No. 1, dated as of November 4, 2003 to the Monitoring Fee Agreement, dated as of November 4, 2003, among Nalco Company, Blackstone Management Partners IV L.L.C., Apollo Management V, L.P. and Goldman, Sachs & Co.
10.10(2)	Severance Agreement, effective as of January 1, 2004, between Nalco Company and William J. Roe
10.11(1)	Employment Agreement, effective as of November 1, 2003, between Nalco Company and Bradley J. Bell

Exhibit No.	Description of Exhibit
10.12(6)	Severance Agreement, effective as of January 1, 2004, between Nalco Company and Daniel M. Harker
10.13(2)	Severance Agreement, effective as of January 1, 2004, between Nalco Company and Lou L. Loosbrock
10.14(1)	Indenture, dated as of May 1, 1998, between Nalco Chemical Company and The Chase Manhattan Bank
10.15(1)	First Supplemental Indenture, dated as of December 3, 1999, by and between Nalco Chemical Company and The Chase Manhattan Bank
10.16(2)	Receivables Purchase Agreement, dated as of June 25, 2004, among Nalco Company, Nalco Energy Services, L.P. and Nalco Receivables LLC
10.17(2)	Receivables Transfer Agreement, dated as of June 25, 2004, among Nalco Receivables LLC, Nalco Company, JPMorgan Chase Bank and the several transferees and funding agents party thereto
10.18(2)	Employment Agreement, dated as of August 3, 2004, between Nalco LLC and William H. Joyce
10.19(1)	Senior Notes Indenture, dated as of November 4, 2003, among Nalco Company, the Guarantors named therein and The Bank of New York, as Trustee
10.20(1)	Senior Notes Supplemental Indenture, dated as of November 12, 2003, among Nalco Company, the guarantors named therein and The Bank of New York, as Trustee
10.21(1)	Senior Subordinated Notes Indenture, dated as of November 4, 2003, among Nalco Company, the Guarantors named therein and The Bank of New York, as Trustee
10.22(1)	Senior Subordinated Notes Supplemental Indenture, dated as of November 12, 2003, among Nalco Company, the guarantors named therein and The Bank of New York, as Trustee
10.23(1)	Indenture, dated as of January 21, 2004 among Nalco Finance Holdings LLC, Nalco Finance Holdings Inc. and The Bank of New York, as Trustee
10.24(3)	Nalco LLC 2004 Unit Plan
10.25(3)	Nalco LLC Limited Liability Company Operating Agreement, dated May 17, 2004
10.26(5)	Warrant Agreement with Nalco LLC
10.27(5)	Registration Rights Agreement among Nalco Holding Company, Nalco LLC and the other parties named therein
10.28(5)	Stockholders Agreement between Nalco Holding Company and Nalco LLC
10.29(5)	Nalco Holding Company 2004 Stock Incentive Plan
10.30(3)	Management Members Agreement (Class A units), dated as of June 11, 2004, between Nalco LLC and William H. Joyce
10.31(3)	Management Members Agreement (Class A units), dated as of June 11, 2004, between Nalco LLC and Bradley J. Bell
10.32(3)	Management Members Agreement (Class A units), dated as of June 11, 2004, between Nalco LLC and William J. Roe

Exhibit No.	Description of Exhibit
10.33(6)	Management Members Agreement (Class A units), dated as of June 11, 2004, between Nalco LLC and Daniel M. Harker
10.34(3)	Management Members Agreement (Class A units), dated as of June 11, 2004, between Nalco LLC and Lou L. Loosbrock
10.35(3)	Management Members Agreement (Class B, C and D units), dated as of June 11, 2004, between Nalco LLC and William H. Joyce
10.36(3)	Management Members Agreement (Class B, C and D units), dated as of June 11, 2004, between Nalco LLC and Bradley J. Bell
10.37(3)	Management Members Agreement (Class B, C and D units), dated as of June 11, 2004, between Nalco LLC and William J. Roe
10.38(6)	Management Members Agreement (Class B, C and D units), dated as of June 11, 2004, between Nalco LLC and Daniel M. Harker
10.39(3)	Management Members Agreement (Class B, C and D units), dated as of June 11, 2004, between Nalco LLC and Lou L. Loosbrock
10.40(5)	Sponsor Services Agreement among Nalco Company, Blackstone Management Partners IV L.L.C., Apollo Management V, L.P., Goldman, Sachs & Co. and Nalco Holding Company
10.41(7)	Form of Nalco Holding Company 2004 Stock Incentive Plan Restricted Stock Unit Agreement
10.42(8)	Management Incentive Plan of Nalco Company
10.43(8)	Long Term Cash Incentive Plan of Nalco Company
10.44(6)	Nalco Holding Company 2004 Stock Incentive Plan Restricted Stock Unit Agreement, effective February 18, 2005, between Nalco Holding Company and Daniel S. Sanders
10.45(6)	Nalco Holding Company 2004 Stock Incentive Plan Restricted Stock Unit Agreement, effective February 18, 2005, between Nalco Holding Company and Douglas A. Pertz
10.46(6)	Nalco Holding Company 2004 Stock Incentive Plan Restricted Stock Unit Agreement, effective February 18, 2005, between Nalco Holding Company and Leon D. Black
10.47(6)	Nalco Holding Company 2004 Stock Incentive Plan Restricted Stock Unit Agreement, effective February 18, 2005, between Nalco Holding Company and Paul H. O'Neill
10.48(6)	Nalco Holding Company 2004 Stock Incentive Plan Restricted Stock Unit Agreement, effective February 18, 2005, between Nalco Holding Company and Chinh Chu
10.49(6)	Nalco Holding Company 2004 Stock Incentive Plan Restricted Stock Unit Agreement, effective February 18, 2005, between Nalco Holding Company and Joshua Harris
10.50(9)	Change of Control Employment Agreement between Nalco Holding Company and William H. Joyce, effective May 10, 2005
10.51(10)	Nalco Holding Company 2004 Stock Incentive Plan Restricted Stock Unit Agreement, effective May 26, 2005, between Nalco Holding Company and Rodney F. Chase
10.52(10)	Nalco Holding Company 2004 Stock Incentive Plan Restricted Stock Unit Agreement, effective May 26, 2005, between Nalco Holding Company and Richard B. Marchese
10.53(10)	Death Benefit Agreement and Addendum between Nalco Company and William H. Joyce (Addendum effective May 26, 2005)

Exhibit No.	Description of Exhibit
21.1(6)	List of Subsidiaries
23.1	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)
23.2	Consent of Ernst & Young LLP
24**	Powers of Attorney

**	Previously filed.

(1)	Incorporated by reference to the Registration Statement on Form S-4 of Nalco Company (File No. 333-115560) filed on May 17, 2004.

(2)	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-4 of Nalco Company (File No. 333-115560) filed on August 11, 2004.

(3)	Incorporated by reference to the Registration Statement on Form S-1 of Nalco Holding Company (File No. 333-118583) filed on August 26, 2004.

(4)	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-1 of Nalco Holding Company (File No. 333-118583) filed on October 13, 2004.

(5)	Incorporated by reference to the Current Report on Form 8-K of Nalco Holding Company (File No. 001-32342) filed on November 18, 2004.

(6)	Incorporated by reference to the Annual Report on Form 10-K of Nalco Holding Company (File No. 001-32342) for the year ended December 31, 2004.

(7)	Incorporated by reference to the Form S-8 of Nalco Holding Company (File No. 333-122582) filed on February 7, 2005.

(8)	Incorporated by reference to the Current Report on Form 8-K of Nalco Holding Company (File No. 001-32342) filed on March 1, 2005.

(9)	Incorporated by reference to the Current Report on Form 8-K of Nalco Holding Company (File No. 001-32342) filed on May 11, 2005.

(10)	Incorporated by reference to the Current Report on Form 8-K of Nalco Holding Company (File No. 001-32342) filed on May 27, 2005.